Exhibit 10.7
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made effective as of July 6, 2006 between Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and Daniel D. Maddox (the “Executive”).
     WHEREAS, the parties acknowledge and affirm that Executive is a participant in the Kaiser Aluminum & Chemical Corporation Key Employee Retention Plan and Retention Agreement for Executive, both effective September 3, 2002 (collectively, the “KERP”), Severance Agreement and Plan, both effective September 3, 2002 (collectively, the “Severance Plan”), the Kaiser Aluminum & Chemical Corporation Change in Control Severance Plan and Change in Control Severance Agreement dated November 18, 2002 (collectively “CIC Agreement”), and the Long Term Incentive Plan (“LTI Plan”), each of which have been assigned by Kaiser Aluminum & Chemical Corporation to the Company’s subsidiary, Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company (“KAFP”);
     WHEREAS, the KERP, Severance Plan, CIC Agreement and LTI Plan have not been “materially modified” (as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and guidance existing on the date of this Agreement) after October 3, 2004;
     WHEREAS, it is contemplated that Executive will be a participant in the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (the “2006 Incentive Plan”) and that Executive will be awarded restricted shares under the 2006 Incentive Plan pursuant to the terms of Executive’s Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan Restricted Stock Award Agreement (the “Award Agreement”); and
     WHEREAS, the Company desires to secure the continuing services of Executive as Vice President and Controller of the Company, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein.
     NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
     1.     Effective Date, Term and Duties. The term of this Agreement shall begin on the effective date set forth above and unless earlier terminated pursuant to Section 4, continue through the earlier of (a) a mutually agreed termination date, or (b) March 31, 2007 (the “Employment Period”).
     1.1     Executive shall have such duties as the Company may from time to time prescribe consistent with his position as Vice President and Controller of the Company and its affiliates (the “Services”).
     1.2     Executive shall report directly to the Company’s Chief Financial Officer.

     1.3     Executive shall devote his full time, attention, energies and best efforts to the business of the Company, including the training of Executive’s successor and the transition of responsibilities to the Company’s designee before the expiration of the terms of this Agreement.
     1.4     The Company shall maintain an office for Executive in Houston, Texas, if requested by Executive; provided, however that Executive agrees and acknowledges that routine travel to the Company’s headquarters will be required at least one or more times monthly.
     2.     Compensation. The Company shall pay and Executive shall accept as full consideration for the Services, compensation and benefits described in this Agreement.
     2.1     Base Salary. An annual base salary of $225,000, payable in installments in accordance with the Company’s normal payroll practices. The foregoing adjustment to Executive base salary shall be effective as of February 1, 2006.
     2.2     Short Term Incentive. An annual short term incentive bonus target of $75,000 pro-rated for partial years. The annual short term incentive bonus will be paid at the same time that all executive annual short term incentive bonus amounts are paid (but in no event later than March 31 of the following year) and will be based on a formula resulting from performance similar to the formula used with other senior executive incentives.
     2.3     Long-Term Incentive. A long term incentive award upon emergence in the form of 11,334 shares of restricted common stock of the Company issued under the 2006 Incentive Program. Such shares shall vest upon Executive’s termination of employment for any reason other than termination by the Company for “Cause” as defined in the Severance Plan and CIC Agreement. In all other respects, the terms of such grant of restricted shares of the Company’s common stock under Executive’s Award Agreement will be consistent with the terms of emergence grants made to other executives under the Company’s post-emergence equity incentive program.
     3.     Benefits and other Perquisites during Employment Period. Executive will be eligible to participate in the Company’s employee benefit plans of general application, including, without limitation, those plans covering retirement, 401(k) savings, medical, disability, sick leave and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will receive such other benefits as the Company or its subsidiaries generally provides to other employees of comparable position and experience, including the continuation of Executive’s car allowance.
     4.     Termination of Employment.
     4.1     This Agreement may be terminated by the Company for Cause. Upon termination for Cause, Executive shall not be entitled to any further benefits under this Agreement.
     4.2     At the end of the end of the Employment Period, Executive may terminate his employment. Executive’s termination of employment (other than by death or disability or by the Company for Cause) at the expiration of the Employment Period will be considered a termination by Executive for “Good Reason” (as that term is defined in the Severance Plan and/or CIC Agreement, as applicable and the Award Agreement) under the Severance Plan and/or CIC Agreement, as applicable, and the Award Agreement.
     4.3     Upon Executive’s termination of employment, Executive will be entitled to receive all payments and benefits prescribed under the terms of the KERP, Severance Plan, CIC Agreement and/or LTI Plan. If for any reason, a “Change-in-Control” as defined in the CIC Agreement has not occurred or is not otherwise deemed to have occurred upon the emergence of KAC from Chapter 11, Executive will be receive the benefits Executive would have otherwise received had such a Change-in-Control occurred prior to Executive’s termination of his employment under Section 4.2. These payments and benefits will be in lieu of any other severance or termination payment or benefits provided in the Company’s benefit plans and policies.
     5.     Compliance with Section 409A.
     5.1     This Agreement shall be construed and interpreted in accordance with Section 409A and is intended to comply with Section 409A. It is the understanding of the Company and Executive that the Company intends to amend or modify and administer each of the Company’s existing employment, compensation and benefits arrangements, including this Agreement, in compliance with Section 409A to avoid adverse tax consequences to the participants; however, the Company is not responsible for any such consequences should they occur. To the extent that any benefit under this Agreement is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Agreement that would cause any benefit under this Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the Guidance). Any cash payment delayed under this Section will accrue interest during the period the payment is delayed equal to the average prime rate of JP Morgan Chase & Co. for the period of such delay.
     5.1     No adjustment or amendment to this Agreement will be undertaken which would result in (a) any reduction of the amount or value of any payments or benefits to be received by Executive under this Agreement or (b) a “material modification” of this Agreement as provided in Section 409A or the Guidance, unless specifically agreed to in writing by Executive.
     6.     Termination by Reason of Death or Disability. The Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If during the term of this Agreement, Executive is unable to perform his job due to disability (as determined under the Company’s long-term disability insurance program) for 6 months in any 12 month period, the Company may, at its discretion, terminate Executive’s employment. In the event of Executive’s death or disability during the Employment Period, the Company shall pay to Executive or Executive’s estate any base salary, pro-rated guaranteed bonus and unpaid vacation accrued as of the date of Executive’s death or disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or disability and in accordance with applicable law, including but not limited to those payments and benefits available to Executive under the KERP, the Severance Plan, the CIC Agreement and/or the LTI Plan.
     7.     Dispute Resolution. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by a confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.
     8.     Cooperation with the Company After Termination of the Employment Period. Following termination of the Employment Period by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company or its subsidiaries as may be designated by the Company.
     9.     General
     9.1     Waiver. Neither party shall, by mere lapse of time, without giving notice or taking action hereunder, be deemed to have waived any breach by the other of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.
     9.2     Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
     9.3     No Mitigation. Executive shall have no duty to mitigate, by seeking other employment following a termination of his employment, the obligations of the Company or its subsidiaries with respect to any termination or other payments made to Executive under the terms of this Agreement (the KERP, Severance Plan, CIC Agreement or LTI Plan), nor shall such payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The obligations of the Company to make payments under this Agreement (or of the Company or its subsidiaries under the KERP, Severance Plan, CIC Agreement or LTI Plan) shall not terminate or otherwise be affected in the event Executive accepts other full-time employment.
     9.4     Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the General Counsel of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company’s corporate records, or at any other address which he may specify in any appropriate notice to the Company.
     9.5     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
     9.6     Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement (combined with the KERP, Severance Plan, CIC Agreement and LTI Plan, as those agreements have been made applicable to Executive in the individual agreements executed by Executive) constitute the complete and exclusive statement of the agreement between the parties and supercede all proposals (oral or written), understandings, representations, conditions, covenants and all other communications between the parties relating to the subject matter hereof. For the avoidance of doubt, nothing contained in this Agreement shall be deemed to modify or amend the provisions of the KERP, Severance Plan, CIC Agreement or LTI Plan and in the event of any conflict with the terms of this Agreement, the terms of the KERP, Severance Plan, CIC Agreement and LTI Plan will control.
     9.7     Governing Law. This Agreement shall be governed by the laws of the State of California.
     9.8     Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee. In this regard, the parties acknowledge that Executive shall be employed by KAFP, and that while Executive is employed by KAFP, KAFP shall assume the payment obligations of the Company under this Agreement subject to the proviso set forth above in the preceding sentence which states that the Company shall not be relieved of its obligations hereunder to the extent that the obligations assumed by KAFP are not timely discharged by KAFP.
     9.9     Subsidiaries; Affiliates; and Benefits. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question; the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question; and references to “benefits” and “benefit plans” shall include the benefits provided by the Company and the Company’s subsidiaries from time to time to senior executives of the Company generally and the underlying plans and policies.
     9.10     Authority to Execute. The person executing this Agreement on behalf of the Company warrants and represents his/her authority to execute this Agreement and bind the Company, its successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KAISER ALUMINUM CORPORATION
By:	/s/ John M. Donnan
	Name:	John M. Donnan
Title: Vice President, Secretary & General Counsel

EXECUTIVE
By:	/s/ Daniel D. Maddox
Daniel D. Maddox